Exhibit 4.3

NEXVET BIOPHARMA LIMITED (Company)

(Company No. 547923)

Warrant terms of issue

1.	DEFINITIONS

Terms not defined in the warrant have the same meaning as given in the Shareholders Agreement relating to the Company (Shareholders Agreement).

2.	ENTITLEMENT

2.1	Each warrant entitles the holder to subscribe for 1 fully paid Ordinary Share in the capital of the Company, subject to adjustment under these terms.

2.2	The holder has no right to, or interest in, a share unless and until it is issued to the holder on exercise of the warrant.

3.	ISSUE PRICE

No amount is payable on issue of the warrant.

4.	EXERCISE PRICE

(a)	The exercise price of each warrant is USD6.90, subject to adjustment under these terms (Exercise Price). Notwithstanding any clause of these terms, the Exercise Price shall not be adjusted such that it is less than the par value (if any) of the ordinary shares of the Company. If an adjustment would result in the Exercise Price becoming less than the par value of the ordinary shares of the Company, the Exercise Price shall equal the par value.

(b)	Notwithstanding any other provision in these terms, if (i) the Ordinary Shares of the Company are listed on a Stock Exchange and (ii) the fair market value of 1 fully paid Ordinary Share in the capital of the Company (Exercise Share) is greater than the Exercise Price (at the date of calculation set out below), in lieu of exercising the warrant by payment of cash, the holder may elect to receive shares equal to the value (as determined below) of the warrant (or the portion of it being cancelled) by surrender of the warrant at the principal office of the Company together with a written exercise notice (in the form attached at schedule 1) in which event the Company must issue to the holder a number of Exercise Shares computed using the following formula:

X = Y (A-B) / A

Where:

X = the number of Exercise Shares to be issued to the holder

Y = the number of Exercise Shares purchasable under the warrant or, if only a portion of the warrant is being exercised, that portion of the warrant is being exercised, that portion of the warrant being cancelled (at the date of such calculation)

A = the fair market value of one Exercise Share (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation).

For purposes of the above calculation, the fair market value of one Exercise Share will be the product of (i) the average of the closing bid and asked prices of the Company’s Ordinary Shares quoted in the “Over-The-Counter Market Summary” or the last reported sale price of the Company’s Ordinary Shares or the closing price quoted on the NASDAQ Global Market or on such other Stock Exchange on which the Ordinary Shares are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five trading days prior to the determination of the fair market value and (ii) the number of shares into which each Exercise Share is convertible at the time of such exercise. Notwithstanding the foregoing, in the event that the warrant is exercised under this clause 4(b) in connection with the Company’s initial public offering of its Ordinary Shares on the NASDAQ Global Market, the fair market value per share of each Exercise Share will be the product of (i) the per share offering price to the public of the Company’s initial public offering and (ii) the number of Ordinary Shares into which each such Exercise Share is convertible at the time of such exercise.

In the event that the initial public offering occurs on any exchange other than the NASDAQ Global Market, the Company and the holder will negotiate in good faith equivalent provisions in light of the applicable rules of the relevant exchange.

If the holder elects to use the process set out in this clause 4(b), the holder must pay to the Company an amount equal to the par value (if any) of the Exercise Shares to be issued to the holder and the Company is not obliged to issue the Exercise Shares to the holder until the holder has paid this amount.

(c)	Prior to the IPO of the Company, if at any time after the issue of the warrant the Company issues Equity Securities (except under an ESOP in accordance with clause 12 of the Shareholders Agreement) at an issue price per Equity Security less than the then current Exercise Price of those warrants immediately prior to the new issue, then the Exercise Price of those warrants must be adjusted to be equal to the NCP as calculated in the formula below.

NCP = CP x	A +	B
CP
A + C

Where:

NCP = New Exercise Price

CP = Exercise Price in effect immediately prior to issuance of securities causing the dilutive adjustment.

A = Number of Ordinary Shares deemed to be outstanding immediately prior to new issuance of securities causing the dilutive adjustment (includes all outstanding Ordinary Shares, all outstanding preference shares on an as converted basis; but does not include any convertible securities converting into this round of financing or any outstanding options on an as exercised basis).

B = Aggregate consideration received by the Company for the Equity Securities causing the dilutive adjustment.

C = Number of Equity Securities to be issued (on an as converted basis) causing the dilutive adjustment.

The adjustment in this clause 4(c) shall not apply:

(a)	where Equity Securities are issued on conversion of SIRPS or Series B Preferred Shares to Ordinary Shares;

(b)	on the exercise of Warrants; or

(c)	on a Restructure or Reorganisation Event.

5.	EXERCISE PERIOD

The exercise period for a warrant (Exercise Period) commences on the date of issue of the warrant (Issue Date) and expires at 5.00pm Dublin time on the Expiry Date (as set out in the warrant certificate).

A warrant not exercised before the expiry of the Exercise Period automatically expires.

A warrant may be exercised at any time during the Exercise Period.

6.	CERTIFICATE

The Company must give each holder a certificate stating:

(a)	the number of warrants issued to the holder;

(b)	the Exercise Price;

(c)	the Issue Date; and

(d)	the Expiry Date.

7.	TRANSFERABILITY

(a)	Prior to a Qualifying IPO, each warrant (and any interest in it) may not be transferred, except:

(i)	as part of the sale of the whole of the issued capital of the Company;

(ii)	to any Fund managed by the Investment Manager of the holder; or

(iii)	to a Related Body Corporate or Affiliate.

(b)	If a Qualifying IPO does not occur by April 15, 2015, in addition to clause 7(a) above, each warrant (and any interest in it) may be transferred as part of any transaction relating to the whole of the issued capital of the Company which includes at least:

(i)	USD2,000,000 of the original issue price for the Series B Preferred Shares; or

(ii)	125,000 warrants.

Solely for purposes of clause 7(b), the original issue price of a Series B Preferred Share is deemed to be USD6.00 per share (and is determined without regard to any deemed issue price for the warrants issued in connection with the Series B Shares).

(c)	After a Qualifying IPO, each warrant may be freely transferred and will be recognised by the Company.

(d)	Any unauthorised transfer will not be recognised by the Company.

8.	DRAG ALONG

If a sale of the whole of the issued capital of the Company to a third party (Offeror) is approved by holders of not less than 75% of the Series B Preferred Shares on issue, then the holder must either:

(a)	transfer their warrants to the Offeror as part of the sale for a net price equal to the offer price less the Exercise Price; or

(b)	exercise their warrants and transfer their Ordinary Shares to the Offeror as part of the sale.

9.	PARTICIPATION RIGHTS, BONUS ISSUES, RIGHTS ISSUES AND REORGANISATIONS

9.1	Participation

A holder is not entitled to participate in any new issue to existing shareholders of securities in the Company unless they have exercised their warrants before the record date for determining entitlements to the new issue of securities and participate as a result of holding shares.

9.2	Notice of new issue

The Company must give a holder 5 business days’ notice of:

(a)	the proposed terms of the issue or offer proposed under clause 9.1; and

(b)	the right to exercise their warrants under clause 9.1.

9.3	Bonus issues

If the Company makes a bonus issue of shares or other securities to shareholders (except an issue in lieu of dividends or by way of dividend reinvestment) and no share has been issued in respect of the warrant before the record date for determining entitlements to the issue, then the number of underlying shares over which the warrant is exercisable is increased by the number of shares which the holder would have received if the holder had exercised the warrant before the record date for determining entitlements to the issue.

9.4	Reorganisation

If there is a reorganisation (including consolidation, sub-division, reduction or return) of the share capital of the Company, then the rights of the holder (including the number of warrants to which each holder is entitled to on exercise and the Exercise Price) is changed to the extent necessary to comply with the listing rules of ASX, NASDAQ or any other applicable Stock Exchange or the Companies Acts applying to a reorganisation of capital at the time of the reorganisation irrespective of whether or not the ASX Listing Rules apply to the Company.

9.5	Calculations and adjustments

Any calculations or adjustments which are required to be made under this clause 9 will be made by the Board and will, in the absence of bad faith, manifest error or a question of law, be final and conclusive and binding on the Company and the holder.

9.6	Notice of change

The Company must within two weeks give to the holder notice of any change under this clause 9 to the Exercise Price or the number of shares which the holder is entitled to subscribe for on exercise of a warrant.

9.7	Restructure of the Group

(a)	If at any time the warrants remain outstanding, the Board approves a restructure of the Company group such that the Company is no longer the holding company in the group, then the Board may, by notice in writing, require that the holder exchange their warrants for similar securities in a new holding company of the Company group.

(b)	If the Board delivers a notice under paragraph (a), each holder must, in a timely manner, do all things reasonably requested by the Board, including signing all documents, delivering all documents (including warrant certificates), voting all securities, accepting such new securities, forfeiting all rights and releasing all persons, to effect the restructure of the Company group.

9.8	IPO

If:

(a)	the Board approves an IPO of the Company; and

(b)	not less than 250,000 warrants remain outstanding at that time then the Board must to the extent reasonably practicable to do so and subject to the advice of the relevant underwriters and other financial advisers to the Company and the relevant rules of the applicable stock exchange ensure the warrants will be listed as part of the undertaking of that IPO.

9.9	No breach

Notwithstanding anything in this clause 9, the Company shall not be required to take any action which would be in breach of any applicable law, regulation or applicable listing rules.

9.10	Amendment

If the Company undertakes any corporate action under this clause 9 which results in an adjustment to the Exercise Price or the number of shares over which the warrant is exercisable, then these Terms will be amended accordingly to allow for consequential amendments which in the opinion of the Board are reasonably necessary to give full effect to the corporate action while maintaining parity between the holders of the warrants and other shareholders in the Company.

10.	METHOD OF EXERCISE OF WARRANTS

10.1	Method and payment

To exercise warrants, the holder must give the Board:

(a)	a written exercise notice (in the form attached at schedule 1) specifying the number of warrants being exercised;

(b)	payment of the Exercise Price for the warrants the subject of the exercise notice by way of bank cheque or by other means of payment approved by the Company;

(c)	an executed deed of accession to the shareholders agreement (if not already a party), unless the Board agrees otherwise; and

(d)	the certificate for the warrants.

10.2	Exercise all or some warrants

(a)	A holder may only exercise warrants in multiples of 100 unless the holder exercises all warrants held by the holder.

(b)	Warrants will be deemed to have been exercised on the date the exercise notice is lodged with the Board.

(c)	An exercise notice is irrevocable, unless the Board agrees otherwise.

10.3	Certificates

If a holder exercises less than the total number of warrants registered in the holder’s name:

(a)	the holder must surrender their warrant certificate; and

(b)	the Company must cancel the warrant certificate and issue the holder a new warrant certificate or holding statement stating the remaining number of warrants held by the holder.

10.4	Issue of shares

Subject to clause 10.5, within 10 business days after the holder delivers everything required by clause 10.1, the Company must issue the holder the number of fully paid Ordinary Shares in the capital of the Company specified in the application.

Any fraction of an ordinary share which arises on exercise will not be issued and the number of Ordinary Shares will be rounded down to the nearest whole number.

10.5	Refusal to exercise

The Company may refuse to accept an exercise of a warrant if to do so would:

(a)	contravene the Company’s Memorandum and Articles of Association (the M&A), the Companies Acts 1963 to 2013 or any other applicable law or listing rules; or

(b)	cause the Company to have to produce any offering document or make filings with any regulatory authority in order to comply with any applicable, where the Board believes that to do so would place an unreasonable burden on the Company.

11.	RANKING OF SHARES ISSUED

Subject to the M&A, all shares issued on the exercise of warrants rank in all respects (including rights relating to dividends) pari passu with the existing Ordinary Shares of the Company at the date of issue of those shares. The holder agrees to be bound by the M&A and accept the shares issued on exercise of warrants on this basis.

12.	GOVERNING LAW

These terms and the rights and obligations of holders are governed by the laws of Ireland. Each participant irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Ireland.

Schedule 1 - Exercise Notice

NEXVET BIOPHARMA LIMITED

Exercise Notice – Warrants

To:	The Company Secretary

Nexvet Biopharma Limited

I/we wish to exercise                          warrants issued on [date] as follows:

         (i) with an initial exercise price of USD6.90 per warrant (as may be adjusted pursuant to the terms of the warrants) and attach a cheque for / have deposited with the Company (delete whichever is not applicable) funds for the exercise of the warrants; or

         (ii) pursuant to the terms of the net exercise provisions set forth in clause 4(b) of the warrants and attach a cheque for / have deposited with the Company (delete whichever is not applicable) funds for the par value of the Exercise Shares to be issued.

I/we attach the warrant certificate in respect of these warrants.

Dated:

Signed:

Name:

Title: